UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2015
______________________________

Bristow Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification Number)

2103 City West Blvd.,		77042
4th Floor		(Zip Code)
Houston, Texas
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report:

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Term Loan Credit Facility

On November 5, 2015, Bristow Group Inc. (the “Company”) entered into a senior secured term loan credit agreement (the “Term Loan Credit Agreement”) which provides for $200 million of term loan commitments (the “Term Loan Credit Facility”) with SunTrust Bank, as administrative agent and joint lead arranger, BBVA Compass Bank, Barclays Bank plc, Merrill Lynch, Pierce Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as joint lead arrangers, and a syndicate of lenders named therein. Proceeds from the Term Loan Credit Facility are expected to be used to pay down revolving loans under the Existing Credit Agreement (as defined below) and related fees and expenses, to finance working capital needs and capital expenditures and for other general corporate purposes of the Company and its subsidiaries.
Borrowings under the Term Loan Credit Facility bear interest at a rate equal to, at our option, either the Base Rate or LIBOR plus, in each case, an applicable margin. “Base Rate” means the higher of (1) the per annum rate the administrative agent publicly announces as its prime lending rate in effect from time to time and (2) the Federal Funds rate plus 0.50% per annum. The applicable margin ranges from 0.00% to 2.50% (plus a 0.25% step-up at each of November 5, 2016 and May 5, 2017), depending on whether the Base Rate or LIBOR is used, and is determined based on our leverage ratio pricing grid. Until delivery of the financial statements for the three months ended December 31, 2015, the applicable margins on Base Rate and LIBOR borrowings will be 1.00% and 2.00%, respectively, or if the applicable margin would be required to be at a higher level based on our leverage ratio pricing grid, the applicable margin will be at such higher level. The Term Loan Credit Facility will mature on November 5, 2017.
In addition, the Term Loan Credit Agreement includes customary covenants, including certain financial covenants and restrictions on our ability to, among other things, incur additional indebtedness and liens, make loans, guarantees or investments, sell assets, pay dividends or repurchase our capital stock or enter into transactions with affiliates. The Company is required to offer to prepay term loans under the Term Loan Credit Agreement using net cash proceeds from (i) certain asset dispositions of collateral (the net cash proceeds of which must be applied ratably to loans under the Existing Credit Agreement, to the extent accepted by the lenders thereunder) and (ii) certain capital markets offerings.
Obligations under the Term Loan Credit Agreement are guaranteed by certain of our principal domestic subsidiaries (the “Guarantor Subsidiaries”) and secured by the U.S. cash and cash equivalents, accounts receivable, inventories, non-aircraft equipment, prepaid expenses and other current assets, intangible assets and intercompany promissory notes held by the Company and the Guarantor Subsidiaries and 100% and 65% of the capital stock of certain of our principal domestic and foreign subsidiaries, respectively. The obligations of the Company and the Guarantor Subsidiaries under the Term Loan Credit Agreement are secured on a pari passu basis with the obligations arising under the Existing Credit Agreement, subject to an intercreditor agreement entered into between the administrative agents under each of the credit agreements.
Seventh Amendment to Amended and Restated Revolving Credit and Term Loan Agreement

In connection with the closing of the Term Loan Credit Agreement, the Company entered into the Seventh Amendment to Amended and Restated Revolving Credit and Term Loan Agreement (the “Amendment”) by and among the Company, the lenders party thereto and SunTrust Bank, as administrative agent, which amends that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 22, 2010 (as previously amended, the “Existing Credit Agreement”), by and among the Company, the lenders from time to time party thereto and SunTrust Bank, as administrative agent.
The Amendment amends the Existing Credit Agreement in order to, among other things, permit (i) the entry into the Term Loan Credit Agreement and the incurrence of indebtedness thereunder and (ii) the granting of liens by the Company and the Guarantor Subsidiaries in favor of the lenders under the Term Loan Credit Agreement on a pari passu secured basis with the liens granted in favor of the lenders under the Existing Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number                                                                Description of Exhibit

10.1	Term Loan Credit Agreement, dated as of November 5, 2015
10.2	Seventh Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2015

BRISTOW GROUP INC.

By: /s/ Joseph A. Baj_____________________
Joseph A. Baj
Vice President and Treasurer

Exhibit Index

Exhibit Number                                                                Description of Exhibit

10.1	Term Loan Credit Agreement, dated as of November 5, 2015
10.2	Seventh Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 5, 2015.